Exhibit 3.4

MATERIAL CHANGE REPORT

1.	Name and Address of Reporting Issuer:

GoGold Resources Inc.

#1301 – 2000 Barrington Street

Cogswell Tower

Halifax, NS B3J 3K1

2.	Date of Material Change:

September 27, 2013

3.	News Release:

A news release was issued and disseminated on September 30, 2013 through CNW and filed on SEDAR. See Schedule “A” attached hereto for a copy of the news release.

4.	Summary of Material Change:

On September 27, 2013, the US$35 million equity and debt financing of GoGold Resources Inc. (“GoGold” or the “Company”) by Orion Mine Finance, the details of which were previously announced in news releases dated July 12, 2013 and September 18, 2013, closed.

5.	Full Description of Material Change:

On September 27, 2013, the US$35 million equity and debt financing of GoGold Resources by Orion Mine Finance, the details of which were previously announced in news releases dated July 12, 2013 and September 18, 2013, closed.

On closing, the credit agreement and the off-take agreement both became effective. Orion Mine Finance has funded the first tranche under the credit agreement in the amount of US$15 million and has also acquired 4,693,563 common shares of GoGold (“Common Shares”) and 2,000,000 Common Share purchase warrants on the terms previously announced.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information:

None.

8.	Executive Officer:

Terence F. Coughlan, President and CEO, (902) 499-2211

9.	Date of Report

October 7, 2013

Dated at Halifax, Nova Scotia this 7th day of October, 2013

GOGOLD RESOURCES INC.

Per:	Terence F. Coughlan
TERENCE F. COUGHLAN PRESIDENT & CEO

SCHEDULE “A”

NEWS RELEASE

September 30, 2013	Trading Symbol: TSX: GGD
PR # 12—2013	Shares Issued: 132,981,894

GoGold Closes US$35,000,000 Financing

With Orion Mine Finance

GoGold Resources Inc. (TSX: GGD) (“GoGold”) is pleased to announce the closing of the US$35 million equity and debt financing with Orion Mine Finance, the details of which were previously announced in news releases dated July 12, 2013 and September 18, 2013.

On closing, the credit agreement and the off-take agreement both became effective. Orion Mine Finance has funded the first tranche under the credit agreement in the amount of US$15 million and has also acquired 4,693,563 common shares of GoGold (“Common Shares”) and 2,000,000 Common Share purchase warrants on the terms previously announced.

For further information please contact:

Terence F. Coughlan, President and CEO,

or,

Sean Tufford, Vice President, Corporate Development

GoGold Resources Inc.,

T: 902 482-1998

F: 902 442-1898

Email : sean@gogoldresources.com

Or visit : www.gogoldresources.com

CAUTIONARY STATEMENT:

The securities described herein have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons (as defined in Regulation S under the U.S. Securities Act) except in compliance with the registration requirements of the U.S. Securities Act and applicable state securities laws or pursuant to exemptions therefrom. This release does not constitute an offer to sell or a solicitation of an offer to buy of any of GoGold’s securities in the United States.

This news release may contain “forward-looking information” as defined in applicable Canadian securities legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding the impact of the private placement and debt financing on GoGold and the Parral tailings project, and future plans and objectives of GoGold, constitute forward-looking information that involve various risks and uncertainties. Forward-looking information is based on a number of factors and assumptions which have been used to develop such information but which may prove to be incorrect, including, but not limited to, assumptions in connection with the continuance of GoGold and its subsidiaries as a going concern, general economic and market conditions, mineral prices, the accuracy of mineral resource estimates, and the ability to satisfy all conditions to funding of the second tranche under the credit agreement. There can be no assurance that such information will prove to be accurate and actual results and future events could differ materially from those anticipated in such forward-looking information.

Important factors that could cause actual results to differ materially from GoGold’s expectations include exploration and development risks associated with the GoGold’s projects, the failure to establish estimated mineral resources or mineral reserves, volatility of commodity prices, variations of recovery rates and global economic conditions. For additional information with respect to risk factors applicable to GoGold, reference should be made to GoGold’s continuous disclosure materials filed from time to time with securities regulators, including, but not limited to, GoGold’s Annual Information Form. The forward-looking information contained in this release is made as of the date of this release and GoGold does not undertake to update publicly or revise the forward-looking information contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

No regulatory authority has approved or disapproved the adequacy or accuracy of this news release.